[Letterhead of MORRIS, NICHOLS, ARSHT & TUNNELL LLP]

1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
302 658 9200
302 658 3989 Fax

June 8, 2006

TELECOPY & FIRST CLASS MAIL

Marc Weingarten, Esquire
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Re: Request to Inspect Books and Records of The Houston Exploration Company

Dear Mr. Weingarten:

We write on behalf of The Houston Exploration Company (the “Company”) in response to the letter dated June 1, 2006 from your client, JANA Master Fund, Ltd (“JMF”), requesting to inspect certain books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “Demand”).

While the Demand sets forth purported purposes for the requested inspection, we believe that the Demand does not fully satisfy the statutory requirements of Section 220 for the books and records requested. Nevertheless, without waiver of any objections to the Demand, and subject to the execution of a customary confidentiality agreement, the Company is prepared to permit inspection of certain documents as set forth below.

Subject to and without waiving the General Objections set forth below or its rights to oppose JMF’s entitlement to inspect corporate documents, the Company will provide JMF with copies of the non-privileged portions of the following categories of documents (to the extent they exist), upon JMF’s execution of a customary confidentiality agreement:

•	Minutes of the Compensation Committee and/or the Board of Directors discussing (i) any amendments to the employment agreements of Mr. Hargett or other executives in 2005; (ii) any bonuses paid to executives in connection with the consummation of an asset exchange transaction; and (iii) Mr. Floyd’s overriding royalty interests.

•	Letters of Mercer Human Resources Consulting, an independent, executive compensation consulting firm retained to advise the Company’s Compensation Committee, regarding executive bonuses paid in connection with an asset exchange transaction.

•	A report of Towers Perrin, an independent, executive compensation consulting firm retained to advise the Company’s Compensation Committee, which was used in connection with amended and restated executive employment agreements in 2005.

•	A list of the record stockholders of the Company.

With respect to the reference on page 4 of the Demand to overriding royalty interests given to certain employees of the Company, please be advised that those types of interests were granted by private companies as customary industry incentives, including by the Company prior to its going public in 1996, and were fully disclosed in the Company’s public filings, including its initial public offering prospectus. In addition, payments to Mr. Floyd were made pursuant to recorded overriding royalty interests derived from non-compensatory working interests previously purchased and paid for by him.

Please be advised that Mr. Hargett is personally responsible for the expense of the office in Alabama. The Company does not own or lease a corporate airplane, and Mr. Hargett personally pays for non-business related travel. Finally, all compensation paid to executives is reviewed by the Compensation Committee and disclosed in the Company’s public filings in accordance with applicable requirements.

Regarding requests for all other documents, the Company objects to the Demand on the following grounds (the “General Objections”): (a) the Demand states purposes that are not proper under Section 220; (b) certain categories of documents requested in the Demand are irrelevant to the stated purposes of the Demand, or are otherwise inappropriate in light of the stated purposes; (c) the requests in the Demand are overly broad, vague and unduly burdensome; (d) the Demand seeks documents and information that have either been disclosed in public filings of the Company or are otherwise publicly available; (e) the Demand seeks documents and information that are protected by the attorney-client privilege, business strategies privilege and other applicable privileges; and (f) to the extent the Demand does not contain time limits, it is overly broad. The Company reserves the right to object to the Demand on additional grounds.

If you have any questions or would like to discuss any of the above further, please feel free to give me a call.

Sincerely,

/s/ David J. Teklits /dmd

David J. Teklits DJT/dmd